Exhibit 99.1

Company Contact:	Agency Contact:
Mark Perkins	Pam Lagano
Executive Vice President	Lagano & Associates, Inc.
727.461.3000	727.480.3082
mperkins@aerosonic.com	plagano@laganoassoc.com

For Immediate Release

Aerosonic Reports First Quarter Results

CLEARWATER, Fla. – June 11, 2007 — Aerosonic Corporation (AMEX: AIM), a leading supplier of precision flight products for commercial, business and military aircraft, announced that today it filed its quarterly report on Form 10-Q for the quarter ended April 27, 2007, with the United States Securities and Exchange Commission.

SUMMARY FINANCIAL RESULTS
	1Q2008	1Q2007	Change
Revenues	$ 6,825,000	$ 8,481,000	($1,656,000)
Operating income	178,000	644,000	(466,000)
Operating margin	2.6%	7.6%	(5.0%)
Net income	$ 62,000	$ 583,000	($ 521,000)
Earnings per share
Basic	$ 0.02	$ 0.16	($0.14)
Diluted	$ 0.02	$ 0.15	($0.13)
Operating cash flow	$ 1,026,000	$ (408,000)	$ 1,434,000

For its fiscal quarter ended April 27, 2007, the Company reported revenues of approximately $6.8 million, down 19% as compared to revenues of approximately $8.5 million for the fiscal quarter ended April 28, 2006. This decrease compared to last year was primarily attributed to lower core instrument and spare parts revenue. Revenue recognition on the nearly complete F-35 (Joint Strike Fighter) development program was also lower as the development program nears completion.

The Company reported net income for the quarter ended April 27, 2007 of approximately $62,000, or $0.02 basic earnings per share, versus net income of $583,000, or $0.16 basic earnings per share for the quarter ended April 28, 2006. This decrease was the result of lower revenue and gross profit rates, and was partially offset by lower compensation-related and travel costs. In addition, the Company incurred approximately $282,000 of costs related to the planned closure of its Earlysville, Virginia facility. Income tax expense was higher primarily due to the statutory elimination of extraterritorial income tax credits in the current year.

“While our consolidation plan is well underway, we continue to drive forward with our growth objectives to ensure a smooth transition into one facility,” stated David Baldini, Aerosonic’s Chairman, President and Chief Executive Officer. “Although our operating results are below those objectives, the Company’s backlog remains strong. We are fully engaged with our customers as we consolidate our operations to assure that their expectations are satisfied.” Aerosonic Corporation, headquartered in Clearwater, Florida, is principally engaged in the manufacture of aviation products. Locations of the Company include Clearwater, Florida and Earlysville, Virginia. For additional information, visit the Company’s website at www.aerosonic.com.

This document contains statements that constitute “forward-looking” statements within the meaning of the Securities Act of 1933 and the Securities Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. “Forward-looking” statements contained in this document include the intent, belief or current expectations of the Company and its senior management team with respect to future actions by officers and directors of the Company, prospects of the Company’s operations, profits from future operations, overall future business prospects and long term stockholder value, as well as the assumptions upon which such statements are based.

Investors are cautioned that any such forward-looking statements are not guarantees of future performance, and that actual results may differ materially from those contemplated by such forward-looking statements. Important factors that could cause actual results to differ materially from those contemplated by the forward-looking statements in this document include, but are not limited to, adverse developments involving operations of the Company’s business units, failure to meet operating objectives or to execute the business plan, and the failure to reach revenue or profit projections. The Company undertakes no obligation to update or revise the forward-looking statements contained in this document to reflect changed assumptions, the occurrence of unanticipated events, or changes to future operating results over time.